News Release



                                                     Contacts:
                                                     Jody P. Flynn
                                                     Director, Public Relations
                                                     SoftNet Systems, Inc.
                                                     415-365-2510
                                                     jflynn@softnet.com

                                                     Douglas Sinclair
                                                     Chief Financial Officer
                                                     SoftNet Systems, Inc.
                                                     415-365-2504
                                                     dsinclair@softnet.com



                  SoftNet Systems, Inc. Completes the Cash Sale
                    of Micrographic Technology Corporation to
                      Global Information Distribution GmbH


San Francisco, October 7, 1999 -- SoftNet Systems, Inc. (Nasdaq: SOFN), a San Francisco-based leading broadband services company, today announced it has completed the cash sale of its document processing division, Micrographic Technology Corporation (MTC), to Global Information Distribution GmbH of Cologne, Germany.

SoftNet's chief operating officer Garrett Girvan said, "The sale of MTC is the last step of our effort to sell off all of SoftNet's non-Internet businesses. This last sale fulfills our strategic goal and will allow us to devote 100% of our time and resources to being the preeminent provider of high speed Internet access over cable and over satellite in our designated markets. On behalf of SoftNet, I want to thank the employees of MTC for the time we have spent together and to extend to them, as well as to Global Information Distribution GmbH, our congratulations and best wishes for the future."

SoftNet is a leading broadband services company. Through its ISP Channel subsidiary, the company markets high speed Internet access and content services with partnering cable affiliates. ISP Channel currently has contracts with 43 cable companies, reaching a combined total of approximately 2.4 million homes passed. To date, ISP Channel has commercially launched 62 high speed Internet access systems in the United States, and two systems in Puerto Rico. SoftNet's Intellicom subsidiary markets, directly to Internet service providers, two-way high speed Internet access over satellites, which replaces more expensive landline connections such as the T1. SoftNet's Intellicom currently provides this backbone connectivity for 67 ISPs and for 34 cable systems.

For further information about SoftNet Systems, ISP Channel, and Intellicom, please visit www.softnet.com, www.ispchannel.com and www.vsat.net respectively, or call 415-365-2500.

                                       ###

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.